Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” in the Amendment No. 1 to Form S-4 Registration Statement of The Stanley Works and related Joint Proxy Statement/Prospectus of The Stanley Works and The Black & Decker Corporation and to the incorporation by reference therein of our report dated February 19, 2009, except as it relates to the effects of the adoption of accounting pronouncements requiring retrospective application, as discussed in Note A to the consolidated financial statements, for which the date is June 25, 2009, with respect to the consolidated financial statements and schedule of the Stanley Works as of January 3, 2009 and December 29, 2007 and for each of the three fiscal years in the period ended January 3, 2009, included in its Current Report (Form 8-K) dated July 9, 2009, and of our report dated February 19, 2009 with respect to the effectiveness of internal control over financial reporting included in The Stanley Works’ Annual Report (Form 10-K) for the year ended January 3, 2009, both filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Hartford, Connecticut
January 7, 2010